SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 1, 2006

eDiets.com, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

000-30559	56-0952883
(Commission File Number)	(IRS Employer Identification No.)

3801 W. Hillsboro Blvd.

Deerfield Beach, Florida 33442

(Address of Principal Executive Offices) (Zip Code)

(954) 360-9022

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities.

As earlier reported, eDiets.com, Inc. (the “Company”) entered into a Securities Purchase Agreement (“Purchase Agreement”) dated May 15, 2006 with Prides Capital Fund I, L.P. (“Prides Capital”). As part of its obligations under the Purchase Agreement, the Company agreed to solicit stockholder approval of the securities transactions described in this Item 3.02. At a special meeting of the Company’s stockholders held on July 27, 2006, a majority of the holders of the Company’s common stock approved the transactions.

On August 1, 2006, the Company completed the sale to Prides Capital of 297,030 shares of the Company’s common stock and a warrant to purchase 178,218 shares of common stock at an exercise price of $6.00 per share. The Company received $1.5 million from Prides Capital for the sale of such securities. The warrant has a five year expiration date, is exercisable beginning six months after issuance and provides for a cashless “net” exercise under certain conditions with respect to up to 25% of the shares of common stock issuable upon exercise thereof. The Company will use the $1.5 million in proceeds from the sale for working capital and general corporate purposes.

As of the transaction, the Company entered into a Registration Rights Agreement dated May 15, 2006, with Prides Capital (the “Registration Rights Agreement”), pursuant to which the Company agreed to register the resale of the shares issued in the private sale and the shares of common stock underlying the warrant.

On August 1, 2006, Prides Capital also purchased 4,287,136 shares of common stock from David R. Humble, the Company’s Chairman and largest stockholder, for an aggregate purchase price of approximately $21.6 million. Under the Registration Rights Agreement, the Company has agreed to register the resale of the shares purchased from Mr. Humble.

The Company’s private sale of securities to Prides Capital was made in reliance upon an exemption from registration pursuant to Section 4(2) of the Securities Act and Rule 506 promulgated thereunder. The Company’s reliance on the exemption was based, in part, on Prides Capital’s representation that it is an “accredited investor” as defined in Rule 501(a) under the Securities Act.

The foregoing description of the Purchase Agreement and the Registration Rights Agreement (collectively, the “Agreements”) and the warrant does not purport to be complete and is qualified in its entirety by reference to Exhibits 10.1, 10.2, and 10.3 which are incorporated herein by reference.

The Agreements are provided to give investors information regarding the Agreements’ respective terms. They are not provided to give investors factual information about the Company or any other parties thereto. In addition, the representations, warranties and covenants contained in the Agreements were made only for purposes of those Agreements and as of specific dates, were solely for the benefit of the parties to those Agreements, and may be subject to limitations agreed by the contracting parties, including being qualified by disclosures exchanged between the parties in connection with the execution of the Agreements. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the Agreements instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under these Agreements and should not view the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or conditions of the Company.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On August 1, 2006, pursuant to the Purchase Agreement, as designated by Prides Capital, Kevin A. Richardson, II, 37, was elected to the Company’s Board of Directors (the “Board”) and appointed Chairman. Mr. Richardson will serve as director from August 1, 2006 until a successor is duly elected and qualified.

Mr. Richardson founded Prides Capital LLC and Prides Capital Partners LLC in January 2004. Prior to that, Mr. Richardson had been a partner at Blum Capital Partners, a $2.5 billion investment firm, since April of 1999. Between May 1999 and September 2003, Mr. Richardson was the lead public partner on 18 investments. Prior to joining Blum Capital, Mr. Richardson was an analyst at Tudor Investment Corporation, an investment management firm that currently manages approximately $8.8 billion. Previously, Mr. Richardson spent four years at Fidelity Management and Research where he was the assistant portfolio manager of the Fidelity Contra Fund, a registered investment company. Before that, Mr. Richardson worked at Kidder, Peabody & Co. Mr. Richardson has a B.S. from Babson College and an M.B.A. from Kenan-Flagler Business School at the University of North Carolina. Mr. Richardson is also a member of the board of directors of HealthTronics, Inc. and QC Holdings, Inc.

On August 1, 2006, the Company’s Chairman, David R. Humble, resigned from the Board and agreed to the termination of his employment agreement. Consequently, the Company has no obligation to make any future payments to Mr. Humble under his employment agreement.

Item 9.01 Financial Statements and Exhibits.

(c) Exhibits.

10.1	Securities Purchase Agreement dated May 15, 2006 by and between eDiets.com, Inc. and Prides Capital Fund I, L.P. (1)

10.2	Registration Rights Agreement dated May 15, 2006 by and between eDiets.com, Inc. and Prides Capital Fund I., L.P. (2)

10.3	Form of Warrant.

(1)	Incorporated by reference to Exhibit 10.1 to the Company’s Form 8-K filed with the Securities and Exchange Commission on May 16, 2006.
(2)	Incorporated by reference to Exhibit 10.2 to the Company’s Form 8-K filed with the Securities and Exchange Commission on May 16, 2006.

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

eDiets.com, Inc.

By:	/s/ Robert T. Hamilton
Robert T. Hamilton
Interim Chief Executive Officer

Date: August 3, 2006

Exhibit Index

Exhibit Number	Description
10.3	Form of Warrant.